INSTRUCTIVISION, INC.
                            3 Regent Street
                           Livingston NJ 07039

March 18, 1998
Livingston, NJ

To the Shareholders of Instructivision, Inc.:

     The Annual Meeting of the Shareholders of Instructivision, Inc. (herein-after called the "Company") will be held at Instructivision, Inc., 3 Regent Street, Suite 306, Livingston, New Jersey 07039 on Tuesday, April 21, 1998 at 2:30 PM for the purposes described below.

     The following items will be considered at the Annual Meeting:

     1. To elect four (4) persons to serve on the Company's Board of Directors, who shall hold office until the next Annual Meeting of Shareholders or until their successors are duly elected and shall have qualified. Management proposes to nominate to the Board of Directors the following individuals:

     Rosemary Comras                    Marcus C. Ruger
     H. Dale Spaulding                  David A. Sousa


    2. To confirm the appointment of Stanley J. Morin & Associates,CPA's as auditors of the Company for fiscal 1998.

    3. To act upon such other matters as may properly come before the meeting.

SHAREHOLDERS OF RECORDS AT THE CLOSE OF BUSINESS ON MARCH 10, 1998 ARE ENTITLED TO NOTICE OF AND TO VOTE AT THE ANNUAL MEETING OF SHAREHOLDERS.

By order of the Board of Directors

Rosemary Comras
President,
Chairman of the Board

                           INSTRUCTIVISION, INC.
                             3 Regent Street
                           Livingston NJ 07039

     This Statement is furnished to Shareholders by Instructivision, Inc. (hereinafter called the "Company") in accordance with the requirements of
Section 14 under the Securities Exchange Act of 1934, as amended, and Regulation 14C promulgated thereunder.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US
A PROXY.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF:

     On March 10, 1998, the record date for Shareholders entitled to vote at the Annual Meeting of the Shareholders of the Company to be held on April 21, 1998, the Company's outstanding voting securities consisted of 3,350,000 shares of Common Stock, par value $.001, each share of which is entitled to one vote. Cumulative voting is not permitted in the election of directors.

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 10, 1998, by
(i) each person who is known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock; (ii) each of the Company's officers and present directors; and (iii) directors and officers of the Company as a group. Except as otherwise specified, the named beneficial owner has sole voting and investment power.

Title of Class   Name and Address    Amount and Nature of   Percentage of
                                     Beneficial Ownership   Ownership
--------------   -----------------   --------------------   -------------
Common Stock     Rosemary Comras (1)    1,100,000             33%
                 14 Tilden Drive
                 East Hanover, NJ

Common Stock     Rosemary Comras (1)      975,000             29%
                 ITF Kevin Comras and
                 Joann Doniloski

Common Stock     H. Dale Spaulding            --              --

Common Stock     Marcus C. Ruger              --              --

Common Stock     David A. Sousa             6,000          less than 1%
                                        ---------             ---
All Officers & Directors as a group     2,081,000             62%

(1) Kevin Comras and Joann Doniloski are adult children of the late Jay Comras, former President and CEO, and received beneficial interest, while Rosemary Comras received voting powers. The trust agreement under which Rosemary Comras exercises voting power regarding the 975,000 shares terminates at the earlier of either her remarriage, or on 8/2/2004, at which time the stock passes to such children.

    There are no arrangements known to the Company, the operations of which may at a subsequent date result in a change in control of the Company.

DIRECTORS AND EXECUTIVE OFFICERS

     At the Annual Meeting of the Shareholders to be held on the 21st of April, 1998, at 2:30 PM, at 3 Regent Street, Livingston, New Jersey, four persons shall be elected to serve on the Company's Board of Directors. Management proposes to nominate Rosemary Comras, H. Dale Spaulding, Marcus Ruger, and David A. Sousa for election as Directors, each to hold office until the next Annual Meeting of the Shareholders or until their successors have been duly elected and qualified. Information concerning the four persons proposed to serve as directors is set forth below:

[CAPTION]
NAME                AGE     POSITION
------------        ---     -------------------------------

[S]                  [C]    [C]
Rosemary Comras      57     President, Secretary/Treasurer
                            and Chairman of the Board

H. Dale Spaulding    56     Director

Marcus C. Ruger      66     Director

David A. Sousa       57     Director

     All of the Directors of the Company are elected to serve until the next Annual Meeting of the Shareholders or until their successors have been duly elected and qualified. Officers are appointed to serve until the meeting of the Board of Directors preceding the next Annual Meeting of the Shareholders or until their successors have been duly elected and qualified.

     Rosemary Comras was elected Chairman of the Board of Directors on September 4, 1996 following the death of Jay Comras, Chairman of the Board, former President and Chief Executive Officer of the Company. Mrs. Comras was Vice Prsident, Secretary/Treasurer and a Director of the Company from 1981 to 1996 and was elected President of the Company on March 28, 1996. Ms. Comras is the widow of Jay Comras.

     Dr. Marcus C. Ruger has been a Director of the Company since March 1986. Dr. Ruger was employed as Director of Assessment Services for the Mountain Plains Regional Office of American College Testing (ACT) from
1986 until his retirement in September 1995. Dr. Ruger will continue to devote only as much time to the affairs of the Company as is necessary to carry out his duties as Director, which is estimated to be a minimal amount of his time.

     Dr. David A. Sousa has been a Director of the Company since April 1994. He was employed as Superintendent of Schools for the New Providence, New Jersey, school district, for September 1991 until July 1994. Dr.Sousa conducts training seminars and consulting services to schools throughout the United States. Dr. Sousa will devote only as much time to the affairs of the Company as is necessary to carry out his duties as Director, which is estimated to be a minimal amount of his time.

      Dr. H. Dale Spaulding was appointed to the Board of Directors on January 21, 1998 to succeed Thomas Koerner as director. Dr. Spaulding was employed as Principal of the Lamperter-Strasburg, Pennsylvania, Senior
High School District from July 1973 to September 1997. Dr. Spaulding served as President of NASSP in 1993-1994 and as member of the Board of Directors of the International Confederation of Principals from 1993-1996. Dr. Spaulding will devote only as much time to the affairs of the Company as is necessary to carry out his duties as a Director, which is estimated to be a minimal amount of his time.

INFORMATION CONCERNING THE BOARD OF DIRECTORS.

      The Board of Directors held two meetings during the fiscal year ended September 30, 1997. Each Director attended, either in person or by conference telephone access, all of the meetings of the Board, except
Dr. Sousa attended one meeting. Dr. Thomas Koerner submitted his resignation as director to the Board on January 10, 1998, stating personal reasons.
The Board unanimously elected H. Dale Spaulding to fill the vacancy, as authorized under Instructivision bylaws. The Board does not have audit, compensation or nominating committees.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth information relating to cash com-pensation paid by the Company during the fiscal year ended September 30, 1997 to the Company's Chief Executive Officer (no executive officer having received compensation in excess of $100,000 during the fiscal year).

NAME                 FISCAL  SALARY    BONUS     OTHER
                     YEAR                     COMPENSATION(1)
---------------      ------  -------   -----  --------------

Rosemary Comras       1996   72,000    22,425       315
Chairman              1997   75,000    --         3,780
of the Board

(1) Compensation consists of reimbursement of health insurance premiums.

     The Company has a three year employment contract with Rosemary Comras, Chairman of the Board, President and Secretary/Treasurer of the Company, which commenced September 1, 1996, for an annual salary of $75,000, which increased to $78,500 on September 1, 1997, and will increase to $83,000 on September 1, 1998. In addition, Ms. Comras receives a bonus of 2.5% of the Company's net profit before taxes.

     The Company may, in the future, offer disability insurance, reimbursement of medical expenses and such other benefits as may be authorized by the Board of Directors. Presently, all employees are eligible to receive health insurance benefits. No retirement, pension, profit sharing, or other similar program has been adopted by the Company. No surviving warrants, or stock options have been granted to any officer, director or other employee of the Company. However, such benefits may be adopted or options granted in the future, if they are authorized by the Board of Directors.

Compensation of Directors:

     Outside Directors receive $500 for each Board meeting attended and are reimbursed for the reasonable out-of-pocket expenses incurred by them in connection with the performance of their services as directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Dr. Thomas F. Koerner was a director of the Company until January 10, 1998. Dr. Koerner is also Deputy Executive Director of the NASSP, a customer of the Company. During the fiscal year ended September 30, 1997 and 1996, the Company derived revenues of approximately $48,000 and $95,000, re-spectively, from sales and consulting services to the NASSP.

POSSIBLE CONFLICT OF INTEREST

      Any conflict of interest between the Company and the personal interests of its officers and directors will be resolved to the best ability and in the best judgement of the officers and directors of the Company, in a manner which protects the interest of the Company. The officers and directors of the Company have agreed to present and opportunities to the Company first, when possible, for review and evaluation by the other directors of the Company.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANT.

      Action is expected to be taken at the Annual Meeting of the Shareholders to confirm the appointment of Stanley J. Morin and Associates, Certified Public Accountants, as independent auditors of the Company for fiscal 1997.
A representative of Stanley J. Morin and Associates is expected to be present at the Annual Meeting of the Shareholders and will be provided with an opportunity to make a statement if he desires to do so and is expected to be available to respond to appropriate questions.

RIGHTS OF SHAREHOLDERS

      There are no rights of appraisal or similar rights of dissenters with respect to any matter proposed to be acted upon at the Annual Meeting of the Shareholders.

OTHER BUSINESS

      The Board of Directors is not aware of any matters that will be presented at the meeting for action on the part of shareowners other than those described herein.

FINANCIAL STATEMENTS

     Financial Statement of the Company are contained in the Company's Annual Report for the fiscal year ended September 30, 1997, which is delivered to you herewith.


Livingston, New Jersey
March 18, 1998
Page 4